Exhibit 99.1

Press Release

For Immediate Release

Contact:	Christopher D. Myers President and CEO
(909) 980-4030

CVB Financial Corp. Reports Record Earnings for 2011

•	Net income of $81.7 million for 2011, compared to $62.9 million for 2010. This represents an increase of $18.8 million, or 29.87%. Diluted earnings per common share were $0.77.

•	4th Quarter net income totaled $21.7 million, or $0.21 per share. This represents an increase of $11.8 million, or 119.89%, over the 4th quarter of 2010.

•	In late December 2011, Citizens Business Bank prepaid $100 million in Federal Home Loan Bank (“FHLB”) debt and took a $3.3 million charge.

•	Allowance for credit losses represents 2.92% of total non-covered loans and leases at December 31, 2011.

•	Non-performing loans decreased to $62.7 million compared to $157.0 million at December 31, 2010 and now represent 1.95% of total non-covered loans and leases.

•	Non-interest bearing deposits totaled $2.03 billion (44% of total deposits) at December 31, 2011, an increase of $326.4 million from $1.70 billion at December 31, 2010.

Ontario, CA, January 18, 2012 - CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (“the Company”), announced record earnings for the year ended December 31, 2011.

CVB Financial Corp. reported net income of $81.7 million for the year ended December 31, 2011. This represents an increase of $18.8 million, or 29.87%, when compared with net income of $62.9 million for the year ended December 31, 2010. Diluted earnings per share were $0.77 for the year ended December 31, 2011. 2011 represents the most profitable year in company history. Previously, 2006 was the most profitable year with $70.6 million in net profit.

Chris Myers, President and CEO commented, “We had an excellent year in 2011 and achieved many of our objectives. I am extremely proud of the tremendous effort put forth by our valued associates and Board of Directors in achieving these outstanding results. I would also like to thank our longstanding shareholders for their faith and loyalty.”

Net income for the year ended December 31, 2011 produced a return on beginning equity of 12.69%, a return on average equity of 12.00% and a return on average assets of 1.26%. The efficiency ratio, excluding the provision for credit losses, was 53.86% for the year. Operating expenses as a percentage of average assets were 2.17%. This represents a $12.1 million decrease, year over year, excluding borrowing prepayment penalties of $3.3 million in 2011 and $18.7 million in 2010. This decrease was primarily attributable to a $3.8 million decrease in regulatory assessment fees, a $2.7 million decrease in supplies and software expense, and a $1.9 million decrease in equipment expense.

The Company reported net income of $21.7 million for the fourth quarter ended December 31, 2011. This represents an increase of $11.8 million, or 119.89%, when compared with the $9.9 million in net income reported for the fourth quarter of 2010. Diluted earnings per share were $0.21 for the fourth quarter of 2011. This was up $0.12 from diluted earnings per share of $0.09 for the fourth quarter of 2010.

Net income for the fourth quarter of 2011 produced an annualized return on beginning equity of 12.31%, an annualized return on average equity of 12.08% and an annualized return on average assets of 1.31%. The efficiency ratio, excluding the provision for credit losses, was 52.64%. Operating expenses as a percentage of average assets were 2.09% including a $3.3 million fee for the prepayment of a $100 million FHLB advance.

Interest income and fees on loans for 2011 totaled $207.1 million, which includes $12.6 million of discount accretion from accelerated principal reductions on covered loans acquired from San Joaquin Bank (“SJB”). This represents a decrease of $33.6 million, or 13.97%, when compared to interest income and fees on loans of $240.7 million for 2010. Excluding the discount accretion, interest income and fees on loans would have been $194.5 million for 2011 and $214.0 million for 2010.

In addition to the $12.6 million of discount accretion for 2011, we recorded a net increase of $171,000 in the FDIC loss sharing asset as a result of higher estimated losses than originally projected as well as legal, appraisal and other workout costs being claimed. The increase is included in other operating income.

Net Interest Income and Net Interest Margin

Net interest income, before the provision for credit losses, totaled $234.7 million for the year ended December 31, 2011, compared to $259.3 million for 2010. The decrease resulted from a $47.6 million decrease in interest income offset by a $22.9 million decrease in interest expense.

Excluding the impact of the yield adjustment on covered loans, net interest margin (tax equivalent) increased from 3.76% for 2010 to 3.78% for 2011. Total average earning asset yields decreased from 5.20% for 2010 to 4.61% for 2011. Total cost of funds decreased from 0.96% for 2010 to 0.60% for 2011.

Net interest income, before provision for credit losses, totaled $55.2 million for the fourth quarter of 2011. This represents a decrease of $3.9 million, or 6.68%, over net interest income of $59.1 million for the same period in 2010. The decrease resulted from a $6.5 million decrease in interest income, partially offset by a $2.6 million decrease in interest expense.

Excluding the impact of the yield adjustment on covered loans, net interest margin (tax equivalent) decreased from 3.66% for the fourth quarter of 2010 to 3.62% for the same period in 2011. Total average earning asset yields decreased from 4.73% for the fourth quarter of 2010 to 4.24% for the same period in 2011. Total cost of funds decreased from 0.73% for the fourth quarter of 2010 to 0.56% for the same period in 2011.

Assets

The Company reported total assets of $6.48 billion at December 31, 2011. This represents an increase of $46.2 million, or 0.72%, from total assets of $6.44 billion at December 31, 2010. Earning assets (excluding the allowance for loan and lease losses) totaling $6.13 billion increased $109.8 million, or 1.82%, when compared with earning assets of $6.02 billion at December 31, 2010. The increase in earning assets was primarily due to increases in our investment portfolio, partially offset by decreases in the loan portfolio.

Investment Securities

Investment securities totaled $2.20 billion at December 31, 2011. This represents an increase of $409.2 million, or 22.80%, when compared with $1.79 billion in investment securities at December 31, 2010. As of December 31 2011, our portfolio had a pretax unrealized gain of $71.5 million of which $43.5 million is attributed to our municipal securities portfolio and $27.8 million is attributed to our mortgage-backed securities (“MBS”) portfolio.

MBS totaled $1.49 billion at December 31, 2011. Virtually all of our MBS are issued by Freddie Mac or Fannie Mae, which have the implied guarantee of the U.S. Government. We have one private-label mortgage-backed security that is impaired. This Alt-A bond, with a book value of $2.4 million as of December 31, 2011, has produced $1.8 million in net impairment losses to date since it was purchased in early 2008. $656,000 in impairment losses was recorded in 2011.

Our municipal securities, totaling $652.0 million, are diversified among 598 individual issues and located in 28 states with 6.3% located within the state of California. Our largest holdings are in New Jersey 14.3%, Illinois 12.5% and Michigan 12.2%. All municipal bond securities are performing.

In the fourth quarter of 2011, we purchased and now hold $10.5 million in trust preferred securities.

We continue to reinvest our cash flows from the investment portfolio. During 2011 we purchased $761.6 million in MBS with an average yield of 2.41% and $34.2 million in municipal securities with an average tax-equivalent yield of 5.63%. MBS purchased in 2011 have an average duration of about 3.4 years. One of the objectives of our purchasing strategy is to minimize extension risk as interest rates rise.

Loans

Total loans and leases of $3.48 billion at December 31, 2011 decreased by $268.1 million, or 7.15%, from $3.75 billion at December 31, 2010. We attribute a significant portion of the decrease to the following:

•	$111.5 million from working down loans acquired from SJB.

•	$62.8 million decline in non-covered construction loans.

•	$45.3 million in note sales related to our former largest borrower.

•	$36.2 million decline in purchased mortgage pools.

Construction loans and purchased mortgage pools are considered non-core lending niches. Our core lending strategy is focused on commercial & industrial business lending, dairy, livestock, and agribusiness lending and commercial real estate loans.

Deposits & Customer Repurchases

Deposits of $4.60 billion and customer repurchase agreements of $509.4 million totaled $5.11 billion at December 31, 2011. This represents an increase of $52.9 million, or 1.05%, when compared with total deposits and customer repurchase agreements of $5.06 billion at December 31, 2010.

Non-interest bearing deposits were $2.03 billion at December 31, 2011, an increase of $326.4 million, or 19.18%, from $1.70 billion at December 31, 2010. At December 31, 2011, non-interest bearing deposits were 44.04% of total deposits, up from 37.65% at December 31, 2010.

Our cost of total deposits was 0.15% for the three months ended December 31, 2011, compared to 0.17% for the third quarter of 2011. Our cost of total deposits was 0.19% for 2011, compared to 0.40% for 2010. Our cost of total deposits including customer repurchase agreements was 0.17% for the three months ended December 31, 2011 and 0.21% for the 2011 full-year.

Borrowings

At December 31, 2011, we had $448.7 million in borrowings. This represents a decrease of $104.7 million from borrowings of $553.4 million at December 31, 2010. In July 2011, we redeemed $5.0 million in subordinated debt with no prepayment cost. This debt carried an interest rate of three month LIBOR plus 1.65%. In December 2011, we prepaid a $100.0 million FHLB advance which carried an interest rate of 2.89% and was scheduled to mature in April 2013. The repayment of this debt resulted in a $3.3 million prepayment charge recorded in other operating expense.

Asset Quality

We have separated the discussion of asset quality into two sections: non-covered loans and covered loans. The non-covered loans represent the legacy Citizens Business Bank loans and exclude all loans acquired in the 2009 SJB acquisition. The SJB loans were marked to fair value at the acquisition date and are “covered” loans as defined in the loss sharing agreement with the FDIC.

Citizens Business Bank Asset Quality (non-covered loans)

The allowance for credit losses decreased from $105.3 million as of December 31, 2010 to $94.0 million as of December 31, 2011. The decrease was due to net loan charge-offs totaling $18.4 million versus a provision for credit losses of $7.1 million. By comparison, for 2010, the Company experienced net charge-offs of $65.5 million versus a provision for credit losses of $61.2 million. The allowance for credit losses was 2.92% and 3.12% of total loans and leases outstanding as of December 31, 2011 and 2010, respectively.

We had $62.7 million in non-performing loans at December 31, 2011, or 1.95% of total non-covered loans. This compares to non-performing loans of $157.0 million, or 4.65%, of total loans at December 31, 2010. The non-performing loans at December 31, 2011 are summarized as follows: $920,000 in residential construction, $12.4 million in commercial construction, $17.0 million in residential mortgages, $26.0 million in commercial real estate, $3.5 million in commercial and industrial, $2.5 million in dairy & livestock loans, and $382,000 in all other loans.

At December 31, 2011, we had $13.8 million in Other Real Estate Owned (“OREO”), an increase of $8.5 million from OREO of $5.3 million at December 31, 2010. At December 31, 2010, we had three OREO properties. During 2011, we added fifteen properties for a total of $16.2 million to OREO. We sold seven properties with an OREO value of $6.9 million for cash proceeds of $7.2 million. We also recorded $0.8 million in write-downs of OREO properties due to appraisal revaluations. We now have eleven OREO properties valued at $13.8 million.

At December 31, 2011, we had loans delinquent 30 to 89 days of $5.5 million, or 0.17%, of total performing loans. This compares to delinquent loans of $9.1 million at December 31, 2010 or 0.27%. Any loan delinquent 90 days or more was categorized as non-performing.

At December 31, 2011, we had $38.6 million in performing troubled debt restructured loans (“TDRs”), an increase of $25.3 million from performing TDRs of $13.3 million at December 31, 2010. In terms of number of loans, we had five performing TDRs at December 31, 2010 compared to sixteen performing TDRs at December 31, 2011. $17.1 million of the $25.3 million year-over-year increase in performing TDRs is due to two commercial real estate loans that emerged out of bankruptcy court and are now paying in accordance with the terms approved by the court.

In total, non-performing assets, defined as non-covered, non-accrual loans plus OREO, have decreased significantly over the past several quarters and totaled $76.5 million at December 31, 2011, $81.2 million at September 30, 2011, $88.8 million at June 30, 2011, $114.4 million at March 31, 2011 and $162.3 million at December 31, 2010.

We have also made substantial progress in reducing our classified loans on a year-over-year basis. Classified loans are loans that are graded “substandard” or worse. At December 31, 2011, classified loans totaled $358.6 million, a decrease of $295.5 million from $654.1 million at December 31, 2010.

San Joaquin Bank Asset Quality (covered loans)

At December 31, 2011 we had $330.4 million in gross loans from SJB with a carrying value of $262.5 million, compared to $488.8 million of gross loans at December 31, 2010 and $374.0 million in carrying value. Of the gross loans, we have $83.7 million in loans 90 days or more past due as of December 31, 2011, or 25.35%, compared to $133.1 million in loans 90 days or more past due at December 31, 2010. We have 16 properties in OREO totaling $9.8 million compared to 17 properties totaling $11.3 million at December 31, 2010.

CitizensTrust

CitizensTrust has approximately $2.0 billion in assets under administration, including $1.6 billion in assets under management as of December 31, 2011. This compares with $2.1 billion in assets under administration, including $1.1 billion in assets under management at December 31, 2010. The increase in managed assets is primarily due to the conversion of custodial and non-managed accounts into managed accounts. Revenues from CitizensTrust were $8.7 million for 2011, up 3.83% or $320,000 over 2010. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Repurchase of Common Stock

In July 2008, our Board of Directors authorized the repurchase of up to 10,000,000 shares of our common stock. During 2011, we repurchased 1,594,488 shares of common stock at the average price of $7.86. As of December 31, 2011, we have 7,805,512 shares of our common stock remaining that are eligible for repurchase.

Corporate Overview

CVB Financial Corp. is the holding company for Citizens Business Bank, a financial services company based in Ontario, California. Citizens Business Bank serves 40 cities with 42 Business Financial Centers, five Commercial Banking Centers and two trust office locations in the Inland Empire, Los Angeles County, Orange County and the Central Valley areas of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the CVB Investor tab.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations regarding future operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic conditions and events and the impact they may have on us and our customers; ability to attract deposits and other sources of liquidity; oversupply of inventory and continued deterioration in values of real estate in California and other states where our bank makes loans, both residential and commercial; a prolonged slowdown in construction activity; changes in the financial performance and/or condition of our borrowers; changes in the level of non-performing assets and charge-offs; the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, business and consumer credit, securities, executive compensation and insurance) with which we and our subsidiaries must comply; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; inflation, interest rate, securities market and monetary fluctuations; the availability and effectiveness of hedging instruments and strategies; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, or the effects of pandemic flu; the timely development and acceptance of new banking products and services and perceived overall value of these products and services by users; changes in consumer spending, borrowing and savings habits; technological changes; threats to the stability and security of our technology hardware and software, and to the stability and security of any related vendor or customer hardware and software; the ability to increase market share and control expenses; changes in the competitive environment among financial and bank holding companies and other financial service providers; continued volatility in the credit and equity markets and its effects on the general economy; the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; changes in our organization, management, compensation and benefit plans; the costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews; our success at managing the risks involved in the foregoing items and other factors set forth in the Company’s public reports including its Annual Report on Form 10-K for the year ended December 31, 2010, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law.

###

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

dollars in thousands

	December 31,
	2011	2010
Assets:
Cash and due from banks	$35,407	$67,279
Interest-bearing balances due from Federal Reserve Bank	309,936	286,769
Interest-bearing balances due from depository institutions	—	50,227

Total cash and cash equivalents	345,343	404,275

Interest-bearing balances due from depository institutions	60,000	50,190
Investment securities available-for-sale	2,201,526	1,791,558
Investment securities held-to-maturity	2,383	3,143
Investment in stock of Federal Home Loan Bank (FHLB)	72,689	86,744
Non-covered loans held-for-sale	348	2,954
Covered loans held-for-sale	5,664	—
Non-covered loans and lease finance receivables	3,219,727	3,373,728
Less allowance for credit losses	(93,964)	(105,259)

Net non-covered loans and lease finance receivables	3,125,763	3,268,469

Covered loans and lease finance receivables, net	256,869	374,012
Premises and equipment, net	36,280	40,921
Intangibles	5,548	9,029
Goodwill	55,097	55,097
Cash value of life insurance	116,132	112,901
FDIC loss sharing asset	59,453	101,461
Other assets	139,820	135,937

TOTAL ASSETS	$6,482,915	$6,436,691

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Demand deposits (noninterest-bearing)	$2,027,876	$1,701,523
Investment checking	338,424	384,674
Savings and money market demand	1,401,098	1,342,758
Time deposits	837,150	1,089,873

Total Deposits	4,604,548	4,518,828

Demand Note to U.S. Treasury	—	1,917
Customer repurchase agreements	509,370	542,188
Borrowings	448,662	553,390
Junior subordinated debentures	115,055	115,055
Other liabilities	90,466	61,458

Total Liabilities	5,768,101	5,792,836
Stockholders’ equity:
Stockholders’ equity	673,345	637,670
Accumulated other comprehensive income, net of tax	41,469	6,185

Total stockholders’ equity	714,814	643,855

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,482,915	$6,436,691

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED AVERAGE BALANCE SHEETS

(unaudited)

dollars in thousands

	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
Assets:
Cash and due from banks	$40,060	$111,464	$75,360	$109,403
Interest-bearing balances due from Federal Reserve Bank	473,856	293,836	380,462	273,471
Federal funds sold and Interest-bearing balances due from depository institutions	—	50,184	30,588	40,904

Total cash and cash equivalents	513,916	455,484	486,410	423,778

Interest-bearing balances due from depository institutions	52,558	50,190	50,787	23,533
Investment securities available-for-sale	2,128,703	1,818,102	1,980,984	1,967,175
Investment securities held-to-maturity	2,489	2,984	2,790	3,237
Investment in stock of Federal Home Loan Bank (FHLB)	74,410	88,547	80,091	93,461

Non-covered loans held-for-sale	1,135	3,872	3,052	3,078
Covered loans held-for-sale	5,692	—	1,419	—
Non-covered loans and lease finance receivables	3,180,872	3,398,824	3,222,450	3,482,758
Less allowance for credit losses	(94,842)	(109,950)	(101,080)	(114,358)

Net non-covered loans and lease finance receivables	3,086,030	3,288,874	3,121,370	3,368,400

Covered loans and lease finance receivables, net	268,603	388,917	318,840	422,277
Premises and equipment, net	36,390	41,997	38,353	41,961
Intangibles	5,908	9,423	7,198	10,816
Goodwill	55,097	55,097	55,097	55,097
Cash value of life insurance	115,729	112,489	114,583	111,210
FDIC loss sharing asset	56,823	105,951	72,538	117,087
Other assets	177,414	154,287	171,996	130,707

TOTAL	$6,580,897	$6,576,214	$6,505,508	$6,771,817

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$2,039,670	$1,780,340	$1,905,605	$1,669,611
Interest-bearing	2,587,155	2,832,396	2,652,093	2,887,507

Total Deposits	4,626,825	4,612,736	4,557,698	4,557,118

Other borrowings	1,057,655	1,115,141	1,085,558	1,369,301
Junior subordinated debentures	115,055	115,055	115,055	115,055
Other liabilities	68,005	60,275	65,847	61,020

Total Liabilities	5,867,540	5,903,207	5,824,158	6,102,494
Stockholders’ equity:
Stockholders’ equity	674,072	644,815	661,310	636,628
Accumulated other comprehensive income, net of tax	39,285	28,192	20,040	32,695

	713,357	673,007	681,350	669,323

TOTAL	$6,580,897	$6,576,214	$6,505,508	$6,771,817

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited)

dollar amounts in thousands, except per share

	For the Three Months Ended December 31		For the Twelve Months Ended December 31
	2011	2010	2011	2010
Interest income:
Loans held-for-sale	$10	$14	$56	$54
Loans and leases, including fees	47,332	51,200	194,448	213,932
Accelerated accretion on acquired loans	948	4,407	12,586	26,740

Total loans and leases, including fees	48,290	55,621	207,090	240,726
Investment securities:
Taxable	8,913	7,784	37,310	49,720
Tax-advantaged	5,849	6,129	23,640	25,394

Total investment income	14,762	13,913	60,950	75,114
Dividends from FHLB stock	59	90	242	324
Federal funds sold & Interest-bearing CDs	385	367	1,438	1,125

Total interest income	63,496	69,991	269,720	317,289
Interest expense:
Deposits	1,721	3,814	8,708	18,253
Borrowings and junior subordinated debentures	6,578	7,028	26,331	39,719

Total interest expense	8,299	10,842	35,039	57,972

Net interest income before provision for credit losses	55,197	59,149	234,681	259,317
Provision for credit losses	—	12,700	7,068	61,200

Net interest income after provision for credit losses	55,197	46,449	227,613	198,117
Other operating income:
Impairment loss on investment securities	(110)	(92)	(254)	(317)
Loss reclassified from other comprehensive income		—	(402)	(587)

Net impairment loss on investment securities recognized in earnings	(110)	(92)	(656)	(904)
Service charges on deposit accounts	3,995	4,060	15,768	16,745
Trust and investment services	2,215	2,108	8,683	8,363
Gain on sale of investment securities	—	—	—	38,900
Increase (decrease) in FDIC loss sharing asset	1,289	(1,056)	171	(15,856)
Other	3,341	2,168	10,250	9,866

Total other operating income	10,730	7,188	34,216	57,114
Other operating expenses:
Salaries and employee benefits	16,534	16,556	69,993	69,419
Occupancy	2,912	2,959	11,261	12,127
Equipment	1,117	1,748	5,322	7,221
Professional services	2,666	3,485	15,031	13,308
Amortization of intangible assets	852	909	3,481	3,732
Provision for unfunded commitments	—	450	(918)	2,600
OREO expenses	1,706	6,344	6,729	7,490
Prepayment penalties on borrowings	3,310	—	3,310	18,663
Other	5,610	9,354	26,816	33,932

Total other operating expenses	34,707	41,805	141,025	168,492

Earnings before income taxes	31,220	11,832	120,804	86,739
Income taxes	9,508	1,958	39,071	23,804

Net earnings	21,712	9,874	81,733	62,935
Allocated to restricted stock	63	41	292	217

Net earnings allocated to common shareholders	$21,649	$9,833	$81,441	$62,718

Basic earnings per common share	$0.21	$0.09	$0.77	$0.59

Diluted earnings per common share	$0.21	$0.09	$0.77	$0.59

Cash dividends per common share	$0.085	$0.085	$0.340	$0.340

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(unaudited)

dollar amounts in thousands, except per share

	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
Interest income - (Tax-Effected) (te)	$65,942	$72,534	$279,587	$327,769
Interest expense	8,299	10,842	35,039	57,972

Net Interest income - (te)	$57,643	$61,692	$244,548	$269,797

Return on average assets, annualized	1.31%	0.60%	1.26%	0.93%
Return on average equity, annualized	12.08%	5.82%	12.00%	9.40%
Efficiency ratio	52.64%	77.94%	53.86%	66.02%
Yield on average earning assets	4.24%	4.73%	4.61%	5.20%
Cost of deposits	0.15%	0.33%	0.19%	0.40%
Cost of deposits and customer repurchase agreements	0.17%	0.36%	0.21%	0.44%
Cost of funds	0.56%	0.73%	0.60%	0.96%
Net interest margin (te)	3.71%	4.03%	4.04%	4.28%
Net interest margin (te) excluding discount	3.62%	3.66%	3.78%	3.76%

Weighted average shares outstanding
Basic	104,159,966	105,043,076	105,142,650	105,879,779
Diluted	104,236,764	105,303,245	105,222,566	106,125,761
Dividends declared	$8,858	$9,016	$35,805	$36,103
Dividend payout ratio	40.80%	91.31%	43.81%	57.37%

Number of shares outstanding-EOP	104,482,271	106,075,576
Book value per share	$6.84	$6.07
Tangible Book value per share	$6.26	$5.46

	December 31,
	2011	2010
(Non-covered loans)
Non-performing assets (dollar amount in thousands):
Non-accrual loans	$62,672	$157,020
Loans past due 90 days or more and still accruing interest	—	—
Other real estate owned (OREO), net	13,820	5,290

Total non-performing assets	$76,492	$162,310

Percentage of non-performing assets to total loans outstanding and OREO	2.37%	4.80%
Percentage of non-performing assets to total assets	1.18%	2.52%
Allowance for loan losses to non-performing assets	122.84%	64.85%
Net Charge-offs to Average loans	0.57%	1.86%
Allowance for credit losses:
Beginning Balance	$105,259	$108,924
Total loans charged-off	(20,521)	(65,523)
Total Loans Recovered	2,158	658

Net Loans Charged-off	(18,363)	(64,865)
Provision Charged to Operating Expense	7,068	61,200

Allowance for Credit Losses at End of period	$93,964	$105,259

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

(unaudited)

Quarterly Common Stock Price

	2011		2010		2009
Quarter End	High	Low	High	Low	High	Low
March 31,	$9.32	$7.83	$10.89	$8.44	$12.11	$5.31
June 30,	$9.94	$8.18	$11.85	$9.00	$7.77	$5.69
September 30,	$10.00	$7.41	$10.99	$6.61	$8.70	$4.90
December 31,	$10.27	$7.28	$9.09	$7.30	$9.00	$6.93

Quarterly Consolidated Statements of Earnings

	4Q	3Q	2Q	1Q	4Q
	2011	2011	2011	2011	2010
Interest income
Loans, including fees	$48,290	$52,788	$54,697	$51,315	$55,621
Investment securities and other	15,206	15,742	16,485	15,197	14,370

	63,496	68,530	71,182	66,512	69,991
Interest expense
Deposits	1,721	1,979	2,220	2,788	3,814
Other borrowings	6,578	6,571	6,567	6,615	7,028

	8,299	8,550	8,787	9,403	10,842
Net interest income before provision for credit losses	55,197	59,980	62,395	57,109	59,149
Provision for credit losses	—	—	—	7,068	12,700

Net interest income after provision for credit losses	55,197	59,980	62,395	50,041	46,449

Non-interest income	10,730	7,514	5,994	9,978	7,188
Non-interest expenses	34,707	32,858	37,155	36,305	41,805

Earnings before income taxes	31,220	34,636	31,234	23,714	11,832
Income taxes	9,508	12,253	10,196	7,114	1,958

Net earnings	21,712	22,383	21,038	16,600	9,874
Allocated to restricted stock	63	81	82	66	41

Net earnings allocated to common shareholders	$21,649	$22,302	$20,956	$16,534	$9,833

Basic earning per common share	$0.21	$0.21	$0.20	$0.16	$0.09
Diluted earnings per common share	$0.21	$0.21	$0.20	$0.16	$0.09

Cash dividends per common share	$0.085	$0.085	$0.085	$0.085	$0.085

Dividends Declared	$8,858	$8,912	$9,018	$9,017	$9,016

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(in thousands)

(unaudited)

Distribution of Loan Portfolio

	12/31/2011	9/30/2011	6/30/2011	3/31/2011	12/31/2010
Commercial and Industrial	$523,950	$510,950	$500,746	$490,316	$499,986
Real Estate:
Construction	94,831	101,429	119,637	169,562	223,478
Commercial Real Estate	2,171,399	2,172,050	2,237,975	2,255,247	2,272,270
SFR Mortgage	179,731	191,650	201,457	210,445	224,325
Consumer	59,789	58,668	59,496	61,622	67,371
Municipal lease finance receivables	113,629	115,803	119,792	122,897	129,128
Auto and equipment leases	17,370	16,237	16,998	17,399	17,982
Dairy and Livestock	343,549	292,049	296,801	325,052	376,143
Agribusiness	28,523	48,627	52,528	49,664	57,304

Gross Loans	3,532,771	3,507,463	3,605,430	3,702,204	3,867,987
Less:
Purchase accounting discount	(50,780)	(51,646)	(73,449)	(98,117)	(114,763)
Deferred net loan fees	(5,395)	(5,115)	(5,385)	(5,640)	(5,484)
Allowance for credit losses	(93,964)	(95,528)	(96,895)	(101,067)	(105,259)

Net Loans	$3,382,632	$3,355,174	$3,429,701	$3,497,380	$3,642,481

Covered loans	$256,869	$280,337	$334,225	$348,759	$374,012
Non-covered loans	3,125,763	3,074,837	3,095,476	3,148,621	3,268,469

Total Net Loans	$3,382,632	$3,355,174	$3,429,701	$3,497,380	$3,642,481

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(in thousands)

(unaudited)

Non-Performing Assets & Delinquency Trends

(Non-Covered Loans)

	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
Non-Performing Loans
Residential Construction and Land	$920	$989	$1,080	$4,001	$4,090
Commercial Construction and Land	12,397	13,779	23,953	39,976	60,591
Residential Mortgage	16,970	18,792	17,786	18,425	17,800
Commercial Real Estate	25,992	25,461	24,731	34,950	64,859
Commercial and Industrial	3,536	3,277	4,649	7,542	3,936
Dairy & Livestock	2,475	2,574	2,672	2,996	5,207
Consumer	382	340	179	260	537

Total	$62,672	$65,212	$75,050	$108,150	$157,020

% of Total Loans	1.95%	2.06%	2.35%	3.33%	4.65%

Past Due 30-89 Days
Residential Construction and Land	$—	$—	$—	$—	$—
Commercial Construction and Land	—	—	—	1,492	—
Residential Mortgage	1,568	—	460	993	2,597
Commercial Real Estate	787		2,590	898	3,194
Commercial and Industrial	3,042	1,937	740	239	3,320
Dairy & Livestock	—	—	—	—	—
Consumer	59	14	91	9	29

Total	$5,456	$1,951	$3,881	$3,631	$9,140

% of Total Loans	0.17%	0.06%	0.12%	0.11%	0.27%

OREO
Residential Construction and Land	$—	$—	$—	$—	$—
Commercial Construction and Land	7,117	8,580	7,117	2,709	2,709
Commercial Real Estate	6,566	7,376	6,314	3,322	2,581
Commercial and Industrial	137	—	—	209	—
Residential Mortgage	—	—	287	—	—
Consumer	—	—	—	—	—

Total	$13,820	$15,956	$13,718	$6,240	$5,290

Total Non-Performing, Past Due & OREO	$81,948	$83,119	$92,649	$118,021	$171,450

% of Total Loans	2.55%	2.62%	2.90%	3.63%	5.08%

Net interest income and net interest margin reconciliations (Non-GAAP)

We use certain non-GAAP financial measures to provide supplemental information regarding our performance. The fourth quarter of 2011 net interest income and net interest margin include a yield adjustment of $0.9 million from discount accretion on covered loans. The adjustment for 2011 was $12.6 million. We believe that presenting the net interest income and net interest margin excluding the yield adjustment provides additional clarity to the users of financial statements regarding core net interest income and net interest margin.

	Three months ended December 31, 2011			Twelve months ended December 31, 2011
	(amounts in thousands)
	Average Balance	Interest	Yield	Average Volume	Interest	Yield
Total interest-earning assets	$6,188,318	$63,496	4.24%	$6,071,463	$269,720	4.61%
Accelerated accretion on acquired loans	50,613	(948)		81,847	(12,586)

Total interest-earning assets, excluding SJB loan discount and yield adjustment	$6,238,931	$62,548	4.14%	$6,153,310	$257,134	4.34%

Net interest income and net interest margin (TE)		$57,643	3.71%		$244,548	4.04%
Yield adjustment to interest income from discount accretion		(948)			(12,586)

Net interest income and net interest margin (TE), excluding yield adjustment		$56,695	3.62%		$231,962	3.78%

Tangible book value reconciliations (Non-GAAP)

The tangible book value per share is Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance to provide additional disclosure. The following is a reconciliation of Tangible Book Value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of Tangible Book Value per Share as of December 31, 2011.

As of December 31, 2011
(Amounts in thousands)
Stockholders’ Equity	$714,814
Less: Goodwill	(55,097)
Less: Intangible Assets	(5,548)

Tangible Book Value	$654,169

Common shares issued and outstanding	104,482,271

Tangible Book Value Per Share	$6.26